Exhibit 99.3
Moog Inc. ▪ East Aurora, New York ▪ 14052 ▪ 716-652-2000

Press Information

Release Date:	April 28, 2023
IMMEDIATE

Moog Inc. Announces Investor Day on June 6, 2023

Moog Inc. (NYSE:MOG.A and MOG.B) announced today that the company will host an Investor Day for analysts and institutional investors at the Harvard Club in New York City on Tuesday, June 6, 2023, with management presentations scheduled to begin at 9:30 a.m. ET.

Moog Chief Executive Officer Pat Roche and members of the executive leadership team will discuss the company’s future business direction and financial targets. The event will include an opportunity for Q&A following management presentations.

Due to limited capacity, in-person attendance is limited to analysts and institutional investors. To request an invitation, or to request information on virtual participation options, please contact Investor Relations at mooginvestorday@moog.com.

A live audio webcast and a full copy of the presentation materials will be available on the investor section of Moog’s website prior to the start of the meeting on June 6, 2023. A replay of the webcast will also be made available and archived shortly after the event. For access, visit https://www.moog.com/investors/communications.html.

Event Contact:
Investor Relations 716.687.4225
mooginvestorday@moog.com